FUND PARTICIPATION AGREEMENT
Among
GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
LAZARD RETIREMENT SERIES, INC.
and
LAZARD ASSET MANAGEMENT SECURITIES LLC

THIS AGREEMENT, made and entered into as of this ____ day of _______________, 2009 by and among GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (hereinafter “GWL&A”), a Colorado life insurance company, on its own behalf and on behalf of its separate account(s) listed on Schedule B attached hereto (the “GWL&A Account(s)”); FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (hereinafter “First GWL&A”), a New York life insurance company, on its own behalf and on behalf of its separate account(s) listed on Schedule B (the “First GWL&A Account(s)”); (the GWL&A Account(s), and the First GWL&A Account(s) may be referred to herein individually, or collectively as the “Accounts”) (GWL&A and First GWL&A, along with GWFS, as defined below, may be referred to herein individually, each as an “Insurance Party,” or collectively as the “Insurance Parties”); LAZARD RETIREMENT SERIES, INC., a corporation organized under the laws of  Maryland (hereinafter the “Fund”); and LAZARD ASSET MANAGEMENT SECURITIES LLC (hereinafter the “Distributor) a limited liability companyorganized under the laws of Delaware.

WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

        WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (the “FINRA”); and

WHEREAS, the Insurance Parties have certain registered and unregistered variable annuity contracts supported wholly or partially by the Accounts (the "Contracts") to be made available to owners thereof, including any participants or employees of such owners as applicable (“Contract owners”); and

WHEREAS, to the extent required by applicable law, the Insurance Parties have registered the Account(s) as a unit investment trust under the 1940 Act and have registered the securities deemed to be issued by the Account(s) under the 1933 Act;

WHEREAS, the GWL&A Account(s) is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of GWL&A, under the insurance laws of the State of Colorado, to set aside and invest assets attributable to the GWL&A Contracts, and the First GWL&A Account(s) is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of First GWL&A, under the insurance laws of the State of New York, to set aside and invest assets attributable to the First GWL&A Contracts; and

WHEREAS, to the extent permitted by applicable laws and regulations, GWL&A and First GWL&A intend to purchase shares in certain series of the Fund(s) listed in Schedule A attached hereto and incorporated herein by reference, as such Schedule may be amended from time to time by mutual written agreement (the "Designated Portfolio(s)"), on behalf of their respective Accounts to fund the applicable Contracts, and the Fund is authorized to sell such shares to unregistered unit investment trusts such as the Accounts at net asset value; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Accounts also intend to purchase shares in other open-end investment companies or series thereof not affiliated with the Fund (the "Unaffiliated Funds") on behalf of the Accounts to fund the Contracts; and

WHEREAS, GWL&A has arrangements with First GWL&A to provide administrative services, including certain services related to certain performances contemplated herein by First GWL&A; and

WHEREAS, GWL&A and First GWL&A intend to utilize their NSCC member broker/dealer affiliate, GWFS Equities, Inc. (“GWFS”), which is and at all times shall remain, duly registered with the SEC as a broker-dealer under the 1934 Act and a member of the FINRA, to transmit instructions for the purchase, redemption and transfer of Fund shares on behalf of the Accounts, and alone, or with the assistance of a recordkeeping affiliate, to perform certain recordkeeping functions associated with the transfer of Fund shares into and out of the Accounts in order to recognize certain organizational economies; and

NOW, THEREFORE, in consideration of their mutual promises, the Insurance Parties, the Fund, and the Distributor agree as follows:

ARTICLE I.                                Sale of Fund Shares

1.1.	All purchases, redemptions and exchanges of Designated Portfolio shares for the Accounts, in addition to the pricing and correction thereof, of Designated Portfolio shares, shall be governed by and subject to the terms of the Trading and NSCC Networking Agreement, by and between GWFS (formerly BenefitsCorp Equities, Inc.) and Lazard Asset Management Securities, LLC, dated June 30, 2003.

1.2.
 Fund agrees to make the shares of each Designated Portfolio available for purchase by Insurance Parties and each Account at net asset value, subject to the terms and conditions of this Agreement and the prospectus of each Designated Portfolio.  Fund may refuse to sell the shares of any Designated Portfolio to any person, or suspend or terminate the offering of the shares of any Designated Portfolio, as permitted by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board of Directors of the Fund (the "Board") acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary and in the best interests of the shareholders of such Designated Portfolio.

1.3.
Fund agrees that it shall sell shares of the Designated Portfolios only to any insurance company, including the Insurance Parties, that offers variable annuity and/or variable life insurance contracts and that has entered into an agreement with Fund for the purpose of making Designated Portfolio shares available to serve as the underlying investment medium for Contracts (each a "Participating Company") and their separate accounts, the general accounts of Participating Companies and their affiliates and to qualified pension and retirement plans.  No Shares of any Designated  Portfolio will otherwise be sold to the general public.

1.4.
Except as noted in this Article I, Fund and the Insurance Parties agree that orders and related payments to purchase and redeem Designated Portfolio shares shall be processed in the manner set out in Schedule E hereto.

1.5.
Insurance Parties represent that they have adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures ("Late Trading Procedures") designed to ensure that any and all orders relating to the purchase, sale or exchange of shares of Designated Portfolios communicated by Insurance Parties to Fund or its agent to be treated in accordance with the Trading and NSCC Networking Agreement as having been received on a "Business Day" (meaning any day on which the Designated Portfolios calculate net asset value per share as described in the prospectus of the Fund) have been received by Insurance Parties by the Close of Trading (as defined in the Trading and NSCC Networking Agreement) on such Business Day and were not modified after the Close of Trading, and that all orders received from Contract owners but not rescinded by the Close of Trading were communicated to Fund or its agent as received for that Business Day.

1.6.
Each transmission of share orders by the Insurance Parties shall constitute a representation by such Insurance Party that such orders are accurate and complete and relate to orders received by the Insurance Party by the Close of Trading on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Designated Portfolio shares received from Contract owners but not rescinded by the Close of Trading.

1.7.
Insurance Parties will provide Fund with such certifications and representations regarding the Late Trading Procedures as Fund may reasonably request.  Insurance Parties will ensure the ability of appropriate regulatory authorities to obtain information and records relating to the Late Trading Procedures and the ability of Distributor and Fund or their agents to inspect the records upon reasonable prior notice and during regular business hours and facilities of Insurance Parties regarding compliance with the Late Trading Procedures.  The Insurance Parties will notify Fund in writing of any material change in the Late Trading Procedures within 30 days of such change.

1.8.
Fund shall confirm each purchase or redemption order made by Insurance Parties of Designated Portfolio shares shall be by book entry only.  No share certificates shall be issued to Insurance Parties.  Shares ordered from Fund shall be recorded in an appropriate title for Insurance Parties, on behalf of each Account.

1.9.
Fund shall promptly notify Insurance Parties of the amount of dividend and capital gain, if any, per share of each Designated Portfolio to which each Account is entitled.  Insurance Parties hereby elect to reinvest all dividends and capital gains of any Designated Portfolio in additional shares of that Designated Portfolio at the applicable net asset value per share, until Insurance Party otherwise notifies Fund in writing.

ARTICLE II.                                Representations and Warranties

2.1.
 GWL&A represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the GWL&A Account prior to any issuance or sale of units thereof as a segregated asset account under Colorado Law.  First GWL&A represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the First GWL&A Account prior to any issuance or sale of units thereof as a segregated asset account under New York law.

2.2.
   The Fund represents and warrants that Designated Portfolio(s) shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with all applicable federal securities laws including without limitation the 1933 Act,  and the 1940 Act and that the Fund is and shall remain registered under the 1940 Act.  The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

2.3.
   To the extent that the Fund finances distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have its Board, a majority of whom are not interested persons of the Fund, formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses.

2.4.
The Fund represents and warrants that the investment policies, fees and expenses of the Designated Portfolio(s) are and shall at all times remain in compliance with the Fund’s Prospectus and any Applicable Law.  The Fund and Distributor represent and warrant that they will make every effort to ensure that Designated Portfolio(s) shares will be sold in compliance with all Applicable Law.  The Fund and Distributor shall register and qualify the shares for sale in accordance with the laws of the various states if and to the extent required by Applicable Law.  The Insurance Parties will endeavor to keep each other and the Fund and Distributor informed of any change in state insurance laws, regulations or interpretations of the foregoing that affect the Designated Portfolio(s) (a "Law Change").  In the event of a Law Change, the Fund agrees that it may (in its sole discretion) take any action required by a Law Change.

2.5.	The Fund represents and warrants that it is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply in all material respects with the 1940 Act.
2.7.
The Distributor represents and warrants that it is and shall remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Fund in compliance in all material respects with the laws of the State of Delaware and any applicable state and federal securities laws.

2.8.
The Fund represents and warrants that all of its  officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time.  The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9.
The Fund will provide the Insurance Parties with as much advance notice as is reasonably practicable, subject to applicable law, of any material change affecting the Designated Portfolio(s) (including, but not limited to, any material change in the registration statement or prospectus affecting the Designated Portfolio(s)) and any proxy solicitation affecting the Designated Portfolio(s) and consult with the Insurance Parties in order to implement any such change in an orderly manner.  The Fund agrees to share equitably in expenses incurred by the Insurance Parties as a result of actions taken by the Fund, consistent with the allocation of expenses contained in Schedule C attached hereto and incorporated herein by reference.

ARTICLE III.                                Prospectuses and Proxy Statements; Voting

3.1.
If applicable state or federal laws or regulations require that prospectuses for the Fund be distributed to all Contract owners, then at least annually, the Distributor shall provide the Insurance Parties with as many copies of the Fund's current prospectus for the Designated Portfolio(s) as the Insurance Parties may reasonably request for marketing purposes (including distribution to Contract owners with respect to new sales of a Contract), with expenses to be borne in accordance with Schedule C hereof.  If requested by the Insurance Parties in lieu thereof, the Distributor or Fund shall provide such documentation (including a camera-ready copy and computer diskette of the current prospectus for the Designated Portfolio(s)) and other assistance as is reasonably necessary in order for the Insurance Parties once each year (or more frequently if the prospectuses for the Designated Portfolio(s) are amended) to have the prospectus for the Contracts and the Fund's prospectus for the Designated Portfolio(s) printed together in one document.

3.2.
If applicable state or federal laws or regulations require that the Statement of Additional Information ("SAI") for the Fund be distributed to all Contract owners, then the Fund or Distributor shall provide the Insurance Parties with copies of the Fund's SAI or documentation thereof for the Designated Portfolio(s) in such quantities, with expenses to be borne in accordance with Schedule C hereof, as the Insurance Parties may reasonably require to permit timely distribution thereof to Contract owners.  The Fund shall also provide SAIs to any Contract owner or prospective owner who requests such SAI from the Fund (although it is anticipated that such requests will be made to the Insurance Parties).

3.3.
The Fund or Distributor shall provide the Insurance Parties with copies of the Fund's proxy material, reports to stockholders and other communications to stockholders for the Designated Portfolio(s) in such quantity, with expenses to be borne in accordance with Schedule C hereof, as the Insurance Parties may reasonably require to permit timely distribution thereof to Contract owners, as required by law.

3.4.
  It is understood and agreed that, except with respect to information regarding an Insurance Party provided in writing by that party, such Insurance Party is not responsible for the content of the prospectus or SAI for the Designated Portfolio(s).

3.5.	If and to the extent required by law each Insurance Party shall:
(i)	solicit voting instructions from Contract owners;
(ii)	vote the Designated Portfolio(s) shares held in the Accounts in accordance with instructions received from Contractowners: and
(iii)
vote Designated Portfolio shares held in the Accounts for which no instructions have been received in the same proportion as Designated Portfolio(s) shares for which instructions have been received from Contractowners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners.  The Insurance Parties reserve the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

3.6	If and to the extent Rule 6e-2 and Rule 6e-3(T) under the 1940 Act are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Fund's mixed and shared funding exemptive order, then Fund, and/or the Participating Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable. The Insurance Parties agree that they shall not, without the prior written consent of Fund and Distributor, solicit, introduce or encourage Contract owners to (a) change or supplement Fund's investment adviser or (b) change, modify, substitute, add to or delete a Designated Portfolio from the current investment options under the Contracts.

ARTICLE IV.                                Sales Material and Information

4.1.
The Insurance Parties shall furnish, or shall cause to be furnished, to the Fund or its designee, a copy of each piece of sales literature or other promotional material that the Insurance Parties develop or propose to use and in which the Fund (or a Designated Portfolio), its investment adviser or one of its sub-advisers or the Distributor is named in connection with the Contracts, at least ten (10) Business Days prior to its use.  No such material shall be used if the Fund objects to such use within five (5) Business Days after receipt of such material.

4.2.
The Insurance Parties shall not give any information or make any representations or statements on behalf of the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement, prospectus or SAI for the Fund shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Fund or Distributor , except with the written permission of the Fund or Distributor.

4.3.
The Fund or the Distributor shall furnish, or shall cause to be furnished, to The Insurance Parties, a copy of each piece of sales literature or other promotional material in which the Insurance Parties and/or their separate account(s), are named at least ten (10) Business Days prior to its use.  No such material shall be used if the Insurance Parties object to such use within five (5) Business Days after receipt of such material.

4.4.
The Fund shall not give any information or make any representations on behalf of the Insurance Parties or concerning the Insurance Parties, the Accounts, or the Contracts other than the information or representations contained in the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Insurance Parties or their designee, except with the written permission of the Insurance Parties.

4.5.
The Fund will provide to the Insurance Parties at least one complete copy of all registration statements, prospectuses, SAIs,  periodic reports, proxy statements, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that materially relate to the Account(s), promptly after the filing of such document(s) with the SEC or FINRA or other regulatory authorities, or if such materials are not filed, contemporaneously with first use.

4.6.	The Insurance Parties will provide the Fund and Distributor with any complaints received from Contract owners pertaining to a Fund or Designated Portfolio.

4.7.
The Insurance Parties will provide to the Fund at least one complete copy of all registration statements, prospectuses, periodic reports. Proxy statements, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that are material to the Designated Portfolios, promptly after the filing of such document(s) with the SEC, FINRA, or other regulatory authority.

4.8.	For purposes of Articles IV and VII, the phrase "sales literature and other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media; e.g., on-line networks such as the Internet or other electronic media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and shareholder reports, and proxy materials (including solicitations for voting instructions) and any other material constituting sales literature or advertising under the FINRA rules, the 1933 Act or the 1940 Act.

4.9.
At the request of any party to this Agreement, each other party will make available to the other party's independent auditors and/or representative of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any party's obligations under this Agreement.

4.10.	The Insurance Parties shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts.

ARTICLE V.                                CONTRACT OWNER AND TRANSACTION INFORMATION
The Company agrees that it is a financial institution as defined by the Securities and Exchange Commission (the “SEC”) in Rule 22c-2, promulgated under the Investment Advisors Act of 1940, and that it will comply with Rule 22c-2 in its final form as it is published by the SEC.  The Company and the Fund and the Distributor have entered into that certain SEC Rule 22c-2 Amendment, dated April 12, 2007 (the “22c-2 Agreement”).  The terms and conditions of the 22c-2 Agreement are incorporated herein by reference as though the Company entered into such agreement with the Distributor.

ARTICLE VI.                                Fees and Expenses

6.1.
The Fund and the Distributor will pay certain fees in accordance with Schedule D hereof.  In addition, the parties will bear certain expenses in accordance with Schedule C, as well as Articles III and V hereof.

5.2.
All expenses incident to performance by the Fund and the Distributor under this Agreement shall be paid by the appropriate party, as further provided in Schedule C.  The Fund shall see to it that all shares of the Designated Portfolio(s) are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent required, in accordance with applicable state laws prior to their sale.

5.3.	The parties shall bear the expenses of routine annual distribution (mailing costs) of the Fund's prospectus and distribution (mailing costs) of the Fund's proxy materials and reports to owners of Contracts offered by the Insurance Parties, which may be required by law, in accordance with Schedule C.

ARTICLE VII.   Diversification and Qualification

7.1.
The Fund and the Distributor represent and warrant that the Fund and each Designated Portfolio thereof will at all times manage each Designated Portfolio's assets  in compliance with Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulation §1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations.  In the event of a breach of this Article VII by the Fund, it will take all reasonable steps (a) to notify the Insurance Companies of such breach and (b) to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation §1.817-5.

7.2
The Fund and the Distributor represent and warrant that the Fund and each Designated Portfolio is currently qualified as a Regulated Investment Company under Subchapter M of the Code ), and that each Designated Portfolio will maintain such qualification (under Subchapter M or any successor or similar provisions) as long as this Agreement is in effect.

7.3.
 The Fund and the Distributor will notify the Insurance Parties upon having a reasonable basis for believing that the Fund or any Designated Portfolio has ceased to comply with the aforesaid Subchapter M qualification requirements or might not so comply in the future.

7.4.	Without in any way limiting the effect of Sections 7.2, 7.3 and 7.4 hereof and with out in any way limiting or restricting any other remedies available to the Insurance Parties, the Adviser or Distributor will pay all costs associated with or arising out of any failure, or any anticipated or reasonably foreseeable failure, of the Fund or any Designated Portfolio to comply with Section 7.1 hereof, including all costs associated with reasonable and appropriate corrections or responses to any such failure; such costs may include, but are not limited to, the costs involved in creating, organizing, and registering a new investment company as a funding medium for the Contracts and/or the costs of obtaining whatever regulatory authorizations are required to substitute shares of another investment company for those of the failed portfolio (including but not limited to an order pursuant to Section 26(b) of the 1940 Act); such costs are to include, but are not limited to, fees and expenses of legal counsel and other advisors to the Insurance Parties and any federal income taxes or tax penalties and interest thereon (or "toll charges" or exactments or amounts paid in settlement) incurred by any of the Insurance Parties with respect to itself or owners of its Contracts in connection with any such failure or anticipated or reasonably foreseeable failure.

7.5.	The Fund at the Fund's expense shall provide the Insurance Parties or their designees with reports certifying compliance with the aforesaid Subchapter M qualification requirements, at the times provided for; provided, however, that providing such reporting does not relieve the Fund of its responsibility for such compliance or of its liability for any non-compliance.

ARTICLE VIII.      Indemnification

8.1.	Indemnification by the Insurance Parties
8.1(a).	Each Insurance Party (solely with respect to their respective Account) agrees to indemnify and hold harmless the Fund and the Distributor and each of their respective officers and directors or trustees and each person, if any, who controls the Fund or Distributor within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of such Insurance Party) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

(i)
arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Contracts, Contract Prospectus or sales literature or other promotional material for the Contracts  (or any amendment or supplement to any of the foregoing)(collectively, the "Account Documents"), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Insurance Parties by or on behalf of the Fund specifically for use in the Account Documents ; or

(ii)
arise out of or as a result of statements or representations (other than statements or representations contained in the prospectus, SAI, registration statement sales literature or other promotional material of the Fund or a Designated Portfolio ("Designated Portfolio Documents") not made in reliance upon and in conformity with information provided to the Fund or Distributor  by the Insurance Parties or persons under their control specifically for use therein) or wrongful conduct of the Insurance Parties or persons under their control, with respect to the sale or distribution of the Contracts or Fund Shares; or

(iii)
arise out of any untrue statement or alleged untrue statement of a material fact contained in Designated Portfolio Documents, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon and in conformity with information furnished in writing to the Fund by or on behalf of the Insurance Parties specifically for use therein; or

(iv)	arise as a result of any failure by the Insurance Parties to provide the services and furnish the materials under the terms of this Agreement; or

(v)
arise out of or result from any material breach of any representation and/or warranty made by the Insurance Parties in this Agreement or arise out of or result from any other material breach of this Agreement by the Insurance Parties, or as limited by and in accordance with the provisions of Sections 7.1(b) and 7.1(c) hereof;

(vi)	arise out of Insurance Party's incorrect calculation and/or incorrect or untimely reporting of net purchase or redemption orders; or

(vii)	arise out of or are related to any tax liability under Section 851 of the Code arising from purchases or redemptions by Account or the accounts of an Insurance Party's affiliates.

8.1(b).
 Each Insurance Party shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.

8.1(c).
Each Insurance Party shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified such Insurance Party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify such Insurance Party of any such claim shall not relieve such Insurance Party from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that such Insurance Party has been prejudiced by such failure to give notice.  In case any such action is brought against the Indemnified Parties, such Insurance Party shall be entitled to participate, at its own expense, in the defense of such action.  Such Insurance Party also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action.  After notice from the Insurance Party to such party of the Insurance Party's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and such Insurance Party will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.1(d).	The Indemnified Parties will promptly notify the affected Insurance Parties of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Fund.

8.2.	Indemnification by the Distributor

8.2(a).	The Distributor agrees to indemnify and hold harmless the Insurance Parties and their directors and officers and each person, if any, who controls an Insurance Party within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 7.2) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

(i)
arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Designated Portfolio Documents, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Distributor or the Fund by or on behalf of the Insurance Parties specifically for use in the Designated Portfolio Documents; or

(ii)
arise out of or as a result of statements or representations (other than statements or representations contained in Contract Documents not made in reliance upon and in conformity with information provided to the Insurance Parties or persons under their control specifically for use therein ) or wrongful conduct of the Fund or the Distributor or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)
arise out of any untrue statement or alleged untrue statement of a material fact contained in the ContractsDocuments or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to an Insurance Party by or on behalf of the Distributor or the Fund specifically for use therein; or

(iv)
arise as a result of any failure by the Fund or the Distributor to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with Article VI of this Agreement); or

(v)
arise out of or result from any material breach of any representation and/or warranty made by the Fund or the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor or the Fund; or

(vi)
arise out of or result from the Fund's failure to correct in a timely manner any incorrect calculation or reporting by the Fund, or the Distributor of the daily net asset value per share or dividend or capital gain distribution rate; provided however, that Fund shall have no obligation to indemnify and hold harmless the Indemnified Parties if the incorrect calculation or reporting was the result of incorrect information furnished by or on behalf of an Insurance Party or otherwise as a result of or relating to an Insurance Party's negligence or breach of this Agreement

8.2(b).
The Distributor shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.

8.2(c).
The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Distributor has been prejudiced by such failure to give notice.  In case any such action is brought against the Indemnified Parties, the Distributor will be entitled to participate, at its own expense, in the defense thereof.  The Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action.  After notice from the Distributor to such party of the Distributor's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.2(d).	Each Insurance Party agrees to promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Accounts.

ARTICLE IX.                                Applicable Law

9.1.	This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Colorado, without regard to the Colorado Conflict of Laws provisions.
9.2.	This Agreement shall be subject to the provisions of the 1933and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X.                          Termination

10.1.	This Agreement shall terminate:

(a) at the option of any party, with or without cause, with respect to some or all Portfolios, upon sixty (60) days advance written notice delivered to the other parties; ; or

(b)  at the option of an Insurance Party by written notice to the other parties with respect to any Designated Portfolio based upon such Insurance Party's determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts; Provided, however, that termination by only one Insurance Party shall not terminate this Agreement as between the other Insurance Parties and the Fund, Distributor and Adviser; or

(c)  at the option of an Insurance Party by written notice to the other parties with respect to any Designated Portfolio in the event any of the Portfolio's shares are not registered, issued or sold in accordance with applicable state and/ or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by such Insurance Party; Provided, however, that termination by only one Insurance Party shall not terminate this Agreement as between the other Insurance Parties and the Fund, Distributor and Adviser; or

(d)  at the option of the Fund, Distributor or Adviser in the event that formal administrative proceedings are instituted against any Insurance Party by the FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding such Insurance Party's duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund shares, if, in each case, the Fund, Distributor or Adviser, as the case may be, reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of such Insurance Party to perform its obligations under this Agreement; or

(e)  at the option of an Insurance Party in the event that formal administrative proceedings are instituted against the Fund, the Distributor or the Adviser by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body, if such Insurance Party reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund, the Distributor or the Adviser to perform their obligations under this Agreement; Provided, however, that termination by only one Insurance Party shall not terminate this Agreement as between the other Insurance Parties and the Fund, Distributor and Adviser; or

(f)  at the option of either the Fund, the Distributor or the Adviser, if  the Fund, the Distributor or Adviser, respectively, shall determine, in its sole judgment reasonably exercised in good faith, that an Insurance Party has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or publicity will have a material adverse impact on such Insurance Party's ability to perform its obligations under this Agreement; or

(g)  at the option of an Insurance Party, if  such Insurance Party shall determine, in its sole judgment reasonably exercised in good faith, that the Fund, the Distributor or Adviser has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or publicity will have a material adverse impact on the Fund's, Distributor’s or Adviser's ability to perform its obligations under this Agreement; or

(h)	at the option of any non-defaulting party hereto in the event of a material breach of this Agreement by any party hereto (the "defaulting party") other than as described in 9.1(a)-(g); or

(i)
upon termination of the Fund's investment management agreement, on behalf of its Designated  Portfolios, unless an Insurance Party specifically approves the selection of a new investment adviser for the Portfolios;

(j)
at the option of Fund upon a determination by the Board in good faith that it is no longer advisable and in the best interests of shareholders for Fund to continue to operate pursuant to this Agreement; termination shall be effective upon notice by Fund to Insurance Party of such termination;

10.2.
Effect of Termination. Notwithstanding any termination of this Agreement, the Fund and  the Distributor may, at the option of the Fund, continue to make available additional shares of the Designated Portfolio(s) pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts").  Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Designated Portfolio(s), redeem investments in the Designated Portfolio(s) and/or invest in the Designated Portfolio(s) upon the making of additional purchase payments under the Existing Contracts.  In the event of a termination of this Agreement pursuant to Section 9.1 hereof, Fund, as promptly as is practicable under the circumstances, shall notify Insurance Party as to whether Fund shall continue to make Designated Portfolio shares available after such termination.  If Designated Portfolio shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either Fund or Insurance Party may terminate the Agreement, as so continued pursuant to this Section 9.2, upon prior written notice to the other parties, such notice to be for a period that is reasonable under the circumstances but, if given by Fund, need not be for more than six months.

10.3.	Surviving Provisions. Notwithstanding any termination of this Agreement, each party's obligations under Article VII to indemnify other parties shall survive and not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement.

ARTICLE XI.                          Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to GWL&A:

Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Greenwood Village, CO  80111
Attn:            Beverly Byrne, Chief Compliance Officer, Chief Legal Counsel, Financial Services

If to First GWL&A:

First Great-West Life & Annuity Insurance Company
c/o Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Greenwood Village, CO  80111
Attn:  Beverly Byrne, Chief Compliance Officer, Chief Legal Counsel, Financial Services

If to the Fund:
LAZARD RETIREMENT SERIES, INC.
30 Rockefeller Plaza., 59th Floor
New York, NY 10112
Attention: General Counsel

If to the Distributor:

LAZARD ASSET MANAGEMENT SECURITIES LLC
30 Rockefeller Plaza, 59th Floor
New York, NY 10112

Attention: General Counsel

ARTICLE XII.  Miscellaneous

12.1.	The Insurance Parties have adopted and implemented compliance policies and procedures to comply with all money laundering and currency transaction reporting laws, regulations, requirements and guidance applicable to Insurance Parties, as the case may be, including those relating to Contract owner identification and verification; monitoring for Specially Designated Nationals and Blocked Persons named on the U.S. Treasury Department's Office of Foreign Assets Control list or other similar governmental lists; suspicious activity reporting; and recordkeeping requirements (collectively, "AML Requirements"), and with any "money laundering" guidelines.

(a) Each Insurance Party will ensure the ability of federal examiners to obtain information and records relating to AML Requirements and the ability of Distributor and Fund or their agents to inspect, upon reasonable prior notice and during regular business hours, the records and facilities of the Insurance Parties regarding compliance with AML Requirements.

(b) The Insurance Parties will provide Fund with such information, representations and certifications regarding compliance with AML Requirements as Fund may reasonably request.
(c) The Insurance Parties will notify Fund if any of Insurance Parties' representations with respect to compliance with AML Requirements ceases to be true.

12.2.
Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain.  Without limiting the foregoing, no party hereto shall disclose any information that another party has designated as proprietary.

12.3.	The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
12.4.	This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.
12.5.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
12.6.
 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the FINRA and state insurance regulators) and shall permit such other party and authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.  Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Colorado and/or New York Insurance Commissioner(s) with any information or reports in connection with services provided under this Agreement which such Commissioner may reasonably request in order to ascertain whether the variable annuity operations of GWL&A and/or First GWL&A are being conducted in a manner consistent with the applicable state’s applicable laws or regulations.

12.7.	Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in a forum jointly selected by the relevant parties (but if applicable law requires some other forum, then such other forum) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
12.8.	The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.
12.9.	This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.
12.10.	Each Insurance Party is hereby expressly put on notice of the limitation of liability as set forth in the Declarations of Trust of the Fund and agree that the obligations assumed by the Fund, the Distributor and the Adviser pursuant to this Agreement shall be limited in any case to the Fund and Adviser and their respective assets and the Insurance Parties shall not seek satisfaction of any such obligation from the shareholders of the Fund, officers, employees or agents of the Fund.
12.11.	The Fund, the Distributor and the Adviser agree that the obligations assumed by each Insurance Party pursuant to this Agreement shall be limited in any case to the applicable Insurance Party and its assets and neither the Fund nor the Distributor shall seek satisfaction of any such obligation from the shareholders of any of the Insurance Parties, the directors, officers, employees or agents of any of the Insurance Parties, or any of them, except to the extent permitted under this Agreement.
12.12.	No provision of this Agreement may be deemed or construed to modify or supersede any contractual rights, duties, or indemnifications, as between the Adviser, the Distributor and the Fund.
12.13.	None of the parties hereto shall be liable to the other for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability due to any failure, delay or interruption in performing its obligations under this Agreement, and without the fault or negligence of such party, due to causes or conditions beyond its control including, without limitation, labor disputes, strikes (whether legal or illegal), lock outs (whether legal or illegal), civil commotion, riots, war and war-like operations including acts of terrorism, embargoes, epidemics, invasion, rebellion, hostilities, insurrections, explosions, floods, unusually severe weather conditions, earthquakes, military power, sabotage, governmental regulations or controls, failure of power, fire or other casualty, accidents, national or local emergencies, boycotts, picketing, slow-downs, work stoppages, acts of God or natural disasters, provided that such failure or delay was not capable of mitigation pursuant to a prudent business continuity, disaster recovery or similar program.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By its authorized officer,

By:______________________________
Title:
Date:

FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By its authorized officer,

By:______________________________
Title:
Date:

LAZARD RETIREMENT, SERIES, INC.

By its authorized officer,

By:______________________________
Title:
Date:

LAZARD ASSET MANAGEMENT SECURITIESLLC

By its authorized officer,

By:____________________________
Title:
Date:

SCHEDULE A

DESIGNATED PORTFOLIOS

Lazard Retirement Emerging Markets Equity Portfolio Service Shares

And any other portfolios or series of the Fund that are available and open to new investors on or after the effective date of this Agreement.

SCHEDULE B

SEPARATE ACCOUNTS

GWL&A Account(s)

Variable Annuity Account-1 of Great-West Life & Annuity Insurance Company

First GWL&A Account(s)

Variable Annuity Account-1 of First Great-West Life & Annuity Insurance Company

SCHEDULE C

EXPENSES

The Fund and/or Adviser, and the Insurance Parties (“GWL&A” in this Schedule C) will coordinate the functions and pay the costs of completing these functions based upon an allocation of costs in the tables below.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus	Printing of combined prospectuses, or compiling of electronic prospectus, if needed in the future	GWL&A	Fund or Adviser, as applicable
	Fund or Adviser shall supply GWL&A with such numbers of the Designated Portfolio(s) prospectus(es) as GWL&A shall reasonably request	GWL&A	Fund or Adviser, as applicable
	Distribution to New and Inforce Clients	GWL&A	GWL&A
	Distribution to Prospective Clients	GWL&A	GWL&A
Mutual Fund Prospectus Update & Distribution	If Required by Fund or Adviser	Fund or Adviser	Fund or Adviser
	If Required by GWL&A	GWL&A	GWL&A
Mutual Fund SAI	Printing	Fund or Adviser	Fund or Adviser
	Distribution	GWL&A	GWL&A
Proxy Material for Mutual Fund:	Printing if proxy required by Law	Fund or Adviser	Fund or Adviser
	Distribution to Contractowners (including labor, if required) if proxy required by Law	GWL&A	Fund or Adviser
	Printing & distribution if required by GWL&A	GWL&A	GWL&A
Mutual Fund Annual & Semi-Annual Report	Printing of combined reports	GWL&A	Fund or Adviser
	Distribution	GWL&A	GWL&A
Other communication to New and Prospective clients	If Required by the Fund or Adviser	GWL&A	Fund or Adviser
	If Required by GWL&A	GWL&A	GWL&A
Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Other communication to inforce	Distribution (including labor and printing) if required by the Fund or Adviser	GWL&A	Fund or Adviser
	Distribution (including labor and printing) if required by GWL&A	GWL&A	GWL&A

Operations of the Fund
All operations and related expenses, including the cost of registration and qualification of  shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Fund, and expenses paid or assumed by the fund pursuant to any Rule 12b-1 plan
		Fund or Adviser	Fund or Adviser

SCHEDULE D

ADMINISTRATIVE SERVICES

A.
The Insurance Parties, or an affiliate, will provide the properly registered and licensed personnel and systems needed for all customer servicing and support – for both fund and annuity information and questions – including:

responding to Contract owner inquiries;
delivery of the following documents to Contract owners: prospectus – both fund and annuity, SAIs, annual and semi-annual reports, statements and or reports showing share transactions, performance and tax information;
entry of initial and subsequent orders and transmission orders to Fund or Distributor transfer of cash to insurance company and/or funds;
explanations of fund objectives and characteristics;
entry of transfers between funds;
fund balance and allocation inquiries;
mail fund prospectus.

B.	The Insurance Parties, or an affiliate, will communicate all purchase, withdrawal, and exchange orders it receives from its customers to each Designated Portfolio.

Administrative Service Fee

For the services, the Insurance Parties or their affiliate shall receive a fee of .15% per annum of the average aggregate daily net asset value of shares of the Designated Portfolio(s) held in the Accounts, payable by the Adviser directly to the Insurance Parties or their affiliate.  Such fee shall be paid in arrears quarterly.  Each quarter’s fee shall be determined based on assets in the Accounts at the end of each quarter and each quarterly fee will be independent of every other quarterly fee.  Such fee shall be due and payable automatically within 20 (twenty) days after the last day of the quarter to which such payment relates.

The Fund will calculate and the Insurance Parties will verify the asset balance for each day on which the fee is to be paid pursuant to this Agreement with respect to each Designated Portfolio.

12b-1 Distribution Related Fees

The Adviser, or its designee, agrees to pay the Insurance Parties or their affiliate a fee of .25% per annum of the average aggregate daily net asset value of shares of Designated Portfolio(s) held in the Accounts. Such fee shall be paid in arrears, quarterly.  Each quarter’s fee shall be determined based on assets in the Accounts at the end of each quarter and each quarterly fee will be independent of every other quarterly fee.  Such fee shall be due and payable automatically within 20 (twenty) days after the last day of the quarter to which such payment relates.

SCHEDULE E